Exhibit h.6

AMENDED AND RESTATED

AGREEMENT TO WAIVE FEES AND REIMBURSE EXPENSES

FOR CERTAIN RETIREMENT CLASS SHARES OF THE FUNDS

OF THORNBURG INVESTMENT TRUST

THORNBURG INVESTMENT MANAGEMENT, INC.

THORNBURG SECURITIES CORPORATION

2300 North Ridgetop Road

Santa Fe, New Mexico 87506

Thornburg Investment Trust

c/o Thornburg Investment Management, Inc.

2300 North Ridgetop Road

Santa Fe, New Mexico 87506

Ladies and Gentlemen:

We, each of the undersigned, hereby confirm our agreement with you as follows:

1.        You have employed Thornburg Investment Management, Inc. to manage the investment and reinvestment of the assets of your respective series and to perform related functions, and you have employed Thornburg Securities Corporation as your exclusive agent to sell and to arrange for the sale of shares of beneficial interest of your respective series (the “Funds”).

2.        For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in order to reduce certain Fund and class expenses otherwise borne by shareholders of certain classes of shares of the Funds, we agree (for the periods and subject to the terms hereinafter specified) to waive or reduce all or a portion of the advisory fee, administrative services fees, and distribution and services fees payable to us by the specific Funds and classes of shares identified in Schedule A to this Agreement, and to bear all or a portion of the expenses set forth in the fee and expense tables of the relevant Funds’ current prospectuses under the line item labeled “Other Expenses,” which fees and expenses are otherwise allocable to the Funds and classes of shares identified in Schedule A to this Agreement, to the extent necessary to reduce the annualized operating expenses of those classes of shares to the percentage rates reflected in Schedule A to this Agreement. For purposes of this Agreement, expenses allocable to each class of shares and the expense ratios for each such class shall be determined at the times and in accordance with the Funds’ usual and customary method of accounting for preparation of their semiannual and annual reports to shareholders.

3.        To the extent that the fee waivers and expense reimbursements described herein have not already commenced pursuant to the terms of the current Agreement to Waive Fees and Reimburse Expenses among the parties dated January 27, 2012 (the “First Agreement”), the fee waivers and expense reimbursements described herein shall commence for each Fund and class identified in Schedule A on May 1, 2012. We agree to continue the fee waivers and expense reimbursements described herein for the specific Funds and classes of shares identified in Schedule A through April 30, 2013, the date on which we cease to offer any Fund or class of shares identified in Schedule A, or the date upon which we cease to be the investment adviser and/or distributor of the Funds, whichever occurs sooner.

4.        This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged by either party and this Agreement shall terminate automatically in the event of any such transfer, assignment, sale, hypothecation or pledge. The terms “transfer,” “assignment” and “sale” as used in this paragraph shall have the meanings ascribed thereto by governing law and in applicable rules or regulations of the Securities and Exchange Commission.

5.        This Agreement applies only to the Funds and classes of shares specified in Schedule A. This Agreement will in all events apply separately to each Fund and class of shares to which it relates and will be severable in all respects. Consequently, this Agreement may be modified, continued or terminated as to any Fund or class or shares without affecting any other Fund or class of shares. A determination by any court or agency having jurisdiction that any provision of this Agreement is invalid or unenforceable will not affect the validity of the other provisions of this Agreement.

6.        To the extent a share class of a particular Fund is identified on Schedule A of this Agreement and on Schedule A of the First Agreement, the terms of this Agreement and Schedule A attached hereto supersede and replace the terms of the First Agreement and Schedule A attached thereto with respect to that share class. Except as otherwise provided in the preceding sentence, the terms of the First Agreement and its Schedule A continue to apply and are not superseded hereby.

If the foregoing is in accordance with your understanding, you will kindly so indicate by signing and returning to us the enclosed copy hereof.

Very truly yours,

THORNBURG INVESTMENT MANAGEMENT, INC.

By:

THORNBURG SECURITIES CORPORATION

By:

ACCEPTED: , 2012

THORNBURG INVESTMENT TRUST

By:

Amended and Restated Agreement to Waive Fees and Reimburse Expenses

SCHEDULE A

Fund	Class R3 Shares	Class R4 Shares	Class R5 Shares

Thornburg Limited Term U.S. Government Fund	0.99%	N/A	0.67%

Thornburg Limited Term Income Fund	0.99%	N/A	0.67%

Thornburg Strategic Income Fund	1.25%	N/A	0.99%

Thornburg Value Fund	1.35%	1.25%	0.99%

Thornburg International Value Fund	1.45%	1.25%	0.99%

Thornburg Core Growth Fund	1.50%	1.40%	0.99%

Thornburg International Growth Fund	1.50%	1.40%	0.99%

Thornburg Investment Income Builder Fund	1.50%	1.40%	0.99%

Thornburg Global Opportunities Fund	1.50%	1.40%	0.99%